                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               BB&T CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               BB&T CORPORATION

                                                                 March 16, 1998

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. on Tuesday, April 28, 1998 at the Norfolk Waterside Marriott Hotel at 235 East Main Street, Norfolk, Virginia. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

  In compliance with applicable regulations, the Corporation's financial statements and other required disclosures are presented in its 1997 Annual Report on Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation's financial condition on December 31, 1997.

  Also included in the package is a Summary 1997 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data. We believe that this Summary 1997 Annual Report provides our shareholders, the investment community, and the public with financial and other corporate information in an understandable and useful manner.

  We trust that this presentation will satisfy your informational needs, and at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

                                          Sincerely,

                                          /s/ John A. Allison IV

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                               BB&T CORPORATION
                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998

TO THE SHAREHOLDERS OF BB&T CORPORATION:

  Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the "Corporation" or "BB&T") will be held on Tuesday, April 28, 1998 at 11:00 A.M. local time, at the Norfolk Waterside Marriott Hotel located at 235 East Main Street, Norfolk, Virginia, for the following purposes:

  (1) To elect eight Directors for three-year terms expiring in 2001, three Directors for two-year terms expiring in 2000 and two Directors for one-year terms expiring in 1999.

  (2) To approve an amendment to the Corporation's Articles of Incorporation to increase its authorized Common Stock from 300,000,000 shares to 500,000,000 shares.

  (3) To ratify the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 1998.

  (4) To transact such other business as may properly come before the meeting.

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 3, 1998 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at said meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

  A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 1997, is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Jerone C. Herring

                                          Jerone C. Herring
                                          Secretary

March 16, 1998

  Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                               BB&T CORPORATION
                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                                PROXY STATEMENT

  The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held April 28, 1998, at 11:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of BB&T Corporation ("Corporation" or "BB&T"). The approximate date this proxy material is first being sent to shareholders is March 16, 1998. Such solicitation is being made by mail and may be made in person or by fax or telephone by officers or employees of the Corporation. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to beneficial owners.

  The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock ("Common Stock" or "BB&T Common Stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing eight Directors for three-year terms expiring in 2001, three Directors for two-year terms expiring in 2000 and two Directors for one-year terms expiring in 1999; (2) approving an amendment to the Corporation's Articles of Incorporation ("Articles") to increase its authorized Common Stock from 300,000,000 shares to 500,000,000 shares; and (3) ratifying the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 1998. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $8,000, plus out-of-pocket expenses.

VOTING SECURITIES OUTSTANDING

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 3, 1998 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Corporation's Common Stock issued and outstanding on March 3, 1998 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company ("BB&T-NC"), Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA") may only be voted in accordance with the instruments creating the fiduciary capacity. BB&T-NC, BB&T-SC and BB&T-VA are collectively referred to herein as the "BB&T Bank Subsidiaries". Holders of shares of Common Stock vote together as a voting group on all such proposals. As of the close of business on March 3, 1998, there were 142,178,663 shares of Common Stock of the Corporation outstanding and entitled to vote.

                              SECURITY OWNERSHIP

  The table below sets forth the beneficial ownership of BB&T Common Stock by all directors and nominees, the Chief Executive Officer and the four next most highly compensated Executive Officers of BB&T, all current Executive Officers of BB&T and all Directors and Executive Officers of BB&T as a group as of March 3, 1998. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to BB&T to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of March 3, 1998.

                                                   SHARES OF
 NAME OF BENEFICIAL OWNER/                       COMMON STOCK       PERCENT OF
NUMBER OF PERSONS IN GROUP                   BENEFICIALLY OWNED(1) COMMON STOCK
--------------------------                   --------------------- ------------
John A. Allison IV..........................         273,530              *
Paul B. Barringer...........................          48,308              *
Alfred E. Cleveland.........................          28,008              *
W.R. Cuthbertson, Jr........................          80,000              *
Ronald E. Deal..............................          42,669              *
A.J. Dooley, Sr.............................          53,482              *
Tom D. Efird................................          47,212              *
Paul S. Goldsmith...........................         121,454              *
L. Vincent Hackley..........................          16,793              *
Ernest F. Hardee............................         111,599              *
Jane P. Helm................................             200              *
Richard Janeway, M.D........................          40,785              *
J. Ernest Lathem, M.D.......................         213,556              *
James H. Maynard............................         193,162              *
Joseph A. McAleer, Jr.......................          17,155              *
Albert O. McCauley..........................          15,113              *
L. Glenn Orr, Jr............................         196,795              *
Richard L. Player, Jr.......................          29,805              *
C. Edward Pleasants, Jr.....................          61,603              *
Nido R. Qubein..............................          93,948              *
E. Rhone Sasser.............................         190,832              *
Jack E. Shaw................................         403,130              *
Harold B. Wells.............................         114,222              *
W. Kendall Chalk............................         105,087              *
Robert E. Greene............................          49,706              *
Kelly S. King...............................         119,290              *
Morris D. Marley............................          39,564              *
Scott E. Reed...............................         110,562              *
Henry G. Williamson, Jr.....................         182,960              *
Directors and Executive Officers as a group
 (29 persons)...............................       3,000,530           2.11%

--------
*  Less than 1%.
(1) As reported to BB&T by the Directors and nominees and Executive Officers (including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership). The table includes options which become exercisable within 60 days after March 3, 1998 and shares allocated to individual accounts by the BB&T Corporation 401(k) Savings Plan and by the BB&T Corporation Non-Qualified Defined Contribution Plan, voting of which is directed by those named persons and group members who participate in the ESOP and the ESOP Excess Plan.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The BB&T Board of Directors consists of 23 persons. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are eight nominees for election as Directors who will serve for three-year terms expiring in 2001, three nominees for election as Directors who will serve for two-year terms and two nominees for election as Directors who will serve for one-year terms expiring in 1999. All nominees presently serve as Directors. During 1997, five of the nominees were initially appointed as Directors by the Board: Ms. Helm in May; and Messrs. Cleveland, Sasser, Shaw and Wells in July in connection with the acquisition of United Carolina Bancshares Corporation ("UCB"). It is intended that the persons named in the accompanying form of proxy will vote to elect the thirteen nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of the Corporation's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of BB&T Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Holders of BB&T's Common Stock do not have cumulative voting rights in the election of Directors.

  The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2001

                                                                                DIRECTOR OF
                                             PRINCIPAL OCCUPATION                 BB&T OR
                                               DURING THE PAST                 BB&T FINANCIAL
            NAME             AGE            FIVE YEARS; RESIDENCES                SINCE(1)
            ----             ---            ----------------------             --------------
 John A. Allison IV(2)...... 49  Chairman and Chief Executive Officer of            1986
                                  BB&T; Chairman and Chief Executive Officer
                                  of BB&T Financial until February 1995;
                                  Winston-Salem, N.C.
 W. R. Cuthbertson, Jr.(2).. 67  Retired; prior to June 1995, Senior Vice           1983
                                  President of Branch Banking and Trust
                                  Company; Charlotte, N.C.
 Ronald E. Deal(3).......... 54  Chairman of Wesley Hall (furniture                 1986
                                  manufacturer); Investor; Hickory, N.C.
 Tom D. Efird(2)............ 58  President of Standard Distributors, Inc.           1982
                                  (beverage wholesaler); Gastonia, N.C.
 Richard Janeway, M.D.(3)... 65  University Professor of Medicine and               1989
                                  Management, Wake Forest University; prior
                                  to August, 1997, Executive Vice President
                                  for Health Affairs; Professor of Neurology
                                  and Research Associate in Radiology,
                                  Bowman Gray School of Medicine, Wake
                                  Forest University; Winston-Salem, N.C.
 James H. Maynard(4)........ 58  Chairman and Chief Executive Officer of            1985
                                  Investors Management Corporation
                                  (restaurants); Raleigh, N.C.

                                                                             DIRECTOR OF
                                         PRINCIPAL  OCCUPATION                 BB&T OR
                                            DURING THE PAST                 BB&T FINANCIAL
           NAME           AGE            FIVE YEARS; RESIDENCES                SINCE(1)
           ----           ---            ----------------------             --------------
 Albert O. McCauley(4)... 57  Secretary and Treasurer, Quick Stop Food           1993
                               Marts, Inc. (convenience stores);
                               President and Chief Executive Officer,
                               McCauley Moving and Storage of
                               Fayetteville, Inc.; Fayetteville, N.C.
 L. Glenn Orr, Jr.(2).... 57  President and Chief Executive Officer of           1982
                               Orr Management Co. (management
                               consulting); Chairman Emeritus of the
                               Corporation; prior to March, 1995,
                               Chairman, Chief Executive Officer, and
                               President of the Corporation; Winston-
                               Salem, N.C.

     NOMINEES FOR ELECTION AS DIRECTORS FOR TWO-YEAR TERMS EXPIRING IN 2000

 Alfred E. Cleveland(3).. 62  Partner in the law firm of McCoy, Weaver,          1997
                               Wiggins, Cleveland & Raper; (Attorneys);
                               Fayetteville, N.C
 Jane P. Helm(3)......... 55  Vice Chancellor of Business Affairs,               1997
                               Appalachian State University; prior to
                               August, 1994, Associate Dean for Finance
                               and Administration and Treasurer of New
                               York University Law School; Boone, N.C.
 E. Rhone Sasser(2)...... 61  Retired. Prior to July 1997, Chairman of           1997
                               the Board, Chief Executive Officer, and
                               Chairman of the Executive Committee of
                               UCB, Whiteville, N.C.

     NOMINEES FOR ELECTION AS DIRECTORS FOR ONE-YEAR TERMS EXPIRING IN 1999

 Jack E. Shaw(4)......... 63  Chief Executive Officer of Shaw Resources,         1997
                               Inc. (real estate investment and
                               development); Greenville, S.C.
 Harold B. Wells(4)...... 66  President of Wells Chevrolet, Buick,               1997
                               Pontiac, Oldsmobile, GMC, Inc. (automobile
                               dealership); Whiteville, N.C.

                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2000

 Paul B. Barringer(3).... 67  Chairman and Chief Executive Officer,              1975
                               Coastal Lumber Company (manufacturer of
                               diverse wood products); Weldon, N.C.
 A. J. Dooley, Sr.(4).... 67  Partner of Dooley, Dooley, Spence, Parker          1994
                               and Hipp, P.A. (attorneys); Lexington,
                               S.C.
 Paul S. Goldsmith(2).... 64  Chairman and President, William Goldsmith          1970
                               Company, Inc. (real estate); Greenville,
                               S.C.

                                                                          DIRECTOR OF
                                        PRINCIPAL  OCCUPATION               BB&T OR
                                           DURING THE PAST               BB&T FINANCIAL
          NAME           AGE           FIVE YEARS; RESIDENCES               SINCE(1)
          ----           ---           ----------------------            --------------
L. Vincent Hackley(4)... 57  Chairman, Character Counts! Coalition            1992
                              (consultant for public service and ethics
                              development); prior to June 1997,
                              President, North Carolina System of
                              Community Colleges; prior to January 1,
                              1995, Chancellor and Professor of
                              Political Science, Fayetteville State
                              University; Fayetteville, N.C.
Joseph A. McAleer,       48  Chairman and Chief Executive Officer,            1993
 Jr.(2).................      Krispy Kreme Doughnut Corporation since
                              1992; prior thereto President, Chief
                              Operating Officer and Director, Krispy
                              Kreme Doughnut Corporation (manufacturer
                              of doughnuts and doughnut making
                              equipment); Winston-Salem, N.C.

                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 1999

Ernest F. Hardee(3)..... 57  President of Hardee Realty Corp. (real           1995
                              estate management); Portsmouth, Va.
J. Ernest Lathem,        64  Personal Investments; prior to April 1994,       1987
 M.D.(2)................      Medical Director of Prostate Diagnostic
                              Center; Greenville, S.C.
Richard L. Player,       63  President of Player, Inc. (commercial and        1990
 Jr.(3).................      industrial general contractor);
                              Fayetteville, N.C.
C. Edward Pleasants,     57  President and Chief Executive Officer,           1993
 Jr.(2).................      Pleasants Hardware Company (architectural
                              door and hardware distributor); Winston-
                              Salem, N.C.
Nido R. Qubein(4)....... 49  Chief Executive Officer, Creative Services,      1990
                              Inc. (international management
                              consulting); High Point, N.C.

--------
(1) On February 28, 1995, the merger of BB&T Financial Corporation ("BB&T Financial") into Southern National Corporation ("SNC") (the "BB&T Merger") was consummated and certain directors of BB&T Financial became directors of SNC which is now named BB&T Corporation.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.

  Certain of the above directors and nominees are also directors of other publicly held companies. Paul B. Barringer has been a director of Sea Pines, Inc. since 1997. L. Vincent Hackley has been a director of Tyson's Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. James H. Maynard has been a director of Investors Management Corporation since 1972 and a director of Golden Corral Realty Corporation since 1984. L. Glenn Orr, Jr. has been a director of Highwoods Properties, Inc. and Ladd Furniture Company since 1995 and a director of Polymer Group, Inc. since 1997. Jack E. Shaw has been a director of Unitronix Corp. since 1990. Each of these companies has securities registered under the Securities Exchange Act of 1934 ("Exchange Act").

  The BB&T Board has established the Executive Committee, the Audit Committee and the Compensation Committee and has assigned certain responsibilities to each of these committees.

  The Executive Committee consists of eight directors. This Committee is generally authorized to have and to exercise all of the powers of the Board between board meetings. The Executive Committee also serves as the Nominating Committee for the Board (the "Nominating Committee") and recommends to the BB&T Board nominees for election as directors and considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating Committee considers written nominations of candidates for election to the Board submitted by shareholders to the Secretary of BB&T that are accompanied by biographical material, qualifications and consent of nominees. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as was disclosed in the proxy materials concerning all nominees for director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as directors at the next annual meeting.

  The Audit Committee recommends engaging and discharging the independent auditors; directs and supervises special investigations; reviews with the independent auditors the plan for and result of the auditing engagement; reviews the scope and result of BB&T's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; and reviews the adequacy of BB&T's system of internal accounting controls. The Audit Committee reappointed Arthur Andersen LLP as BB&T's independent auditors for 1998.

  The Compensation Committee recommends to the Board remuneration arrangements for senior management and directors and adoption and administration of compensation plans in which officers and directors are eligible to participate.

  All Directors attended at least 75% of the Board meetings and assigned committee meetings during 1997 except for Mr. Cuthbertson. The Board held eight meetings during the year; the Executive Committee held three meetings; the Audit Committee held two meetings; and the Compensation Committee held two meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, BB&T's Directors and Executive Officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission"). Specific dates for such reporting have been established and BB&T is required to report in this Proxy Statement any failure to file by the established dates during 1997. In 1997, all of these filing requirements were satisfied by BB&T's Directors and Executive Officers except Mr. Dooley, who failed to file two reports on a timely basis relating to two transactions in BB&T Common Stock. In making this statement, BB&T has relied on the written representations of its incumbent Directors and Executive Officers and copies of the reports that have been filed with the Commission.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents information relating to total compensation during the fiscal year ended December 31, 1997, of the Chief Executive Officer and the six next most highly compensated executive officers of BB&T (the "BB&T Named Executives"):

                        BB&T SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                  ANNUAL COMPENSATION                COMPENSATION
                         -------------------------------------- -----------------------
                                                                    AWARDS      PAYOUTS
                                                                --------------- -------
                                                                  SECURITIES
                                                                  UNDERLYING
   NAME AND PRINCIPAL                            OTHER ANNUAL    OPTIONS/SARS    LTIP      ALL OTHER
        POSITION         YEAR  SALARY   BONUS   COMPENSATION(1) (NO. OF SHARES) PAYOUTS COMPENSATION(2)
   ------------------    ---- -------- -------- --------------- --------------- ------- ---------------
John A. Allison IV...... 1997 $553,669 $509,364         --          33,115          --      $68,261
 Chairman & Chief        1996  486,674  584,009         --             --           --       40,716
 Executive Officer       1995  406,200  191,930    $122,842         42,877          --       16,248
W. Kendall Chalk........ 1997 $215,500 $165,213         --          12,384          --      $25,410
 Senior Executive        1996  208,000  208,000         --             --           --       18,107
 Vice President          1995  198,492   93,788    $ 62,224         18,401          --        7,940
Robert E. Greene........ 1997 $216,375 $165,884         --          12,503          --      $26,952
 Senior Executive        1996  210,000  210,000         --             --           --       17,379
 Vice President          1995  163,105   55,000    $ 14,162         14,867      $56,400      21,270
Kelly S. King........... 1997 $270,000 $206,995         --          15,182          --      $29,970
 President               1996  255,000  255,000         --             --           --       22,125
                         1995  240,731  113,746    $ 78,282         22,289          --        9,629
Morris D. Marley........ 1997 $200,250 $153,522    $    180         11,610          --      $25,489
 Senior Executive        1996  195,000  195,000         160            --           --       17,219
 Vice President          1995  185,370   62,600      14,305         16,897      $63,000      12,839
Scott E. Reed........... 1997 $212,500 $162,913         --          12,205          --      $25,050
 Senior Executive        1996  205,000  205,000    $ 24,337            --           --       17,430
 Vice President and      1995  195,050   92,161      73,974         18,084          --        7,802
 Chief Financial Officer
Henry G. Williamson,     1997 $407,500 $312,410         --          22,029          --      $46,650
 Jr..................... 1996  370,000  370,000         --             --           --       31,467
 Chief Operating Officer 1995  326,890  154,456    $119,145         30,218          --       13,076

--------
(1) The compensation shown as "Other Annual Compensation" for 1997 for Mr. Marley consisted of amounts accrued under and interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate.
(2) The compensation shown as "All Other Compensation" for 1997 consisted of the following: (a) BB&T's matching contribution under the BB&T Corporation 401(k) Savings Plan in the amount of $9,500 for each of the named officers; (b) BB&T's contribution to the BB&T Non-Qualified Defined Contribution Plan in the amount of $58,761 for Mr. Allison, $15,910 for Mr. Chalk, $15,963 for Mr. Greene, $20,470 for Mr. King, $14,215 for Mr. Marley, $15,550 for Mr. Reed, and $37,150 for Mr. Williamson; (c) the actuarial equivalent of benefits to employees from payment of annual premiums by BB&T under the split-dollar life insurance program in the amount of $1,489 for Mr. Greene and $1,774 for Mr. Marley.

  The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives in 1997, and the value of options held by each at December 31, 1997.

 BB&T AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
                                      (1)

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS AT FY-                IN-THE-
                           SHARES                   END (SHARES)         MONEY OPTIONS AT FY-END
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
John A. Allison IV......    4,845    $262,015   199,823      33,115     $9,162,078    $784,412
W. Kendall Chalk........   26,630     912,716    64,355      12,384      2,806,132     293,346
Robert E. Greene........    5,974     201,249    34,387      12,503      1,469,260     296,165
Kelly S. King...........   27,808     984,489    76,661      15,182      3,320,702     359,623
Morris D. Marley........   12,367     335,237    33,131      11,610      1,373,166     275,012
Scott E. Reed...........   25,102     841,926    63,139      12,205      2,757,194     289,106
Henry G. Williamson,
 Jr.....................   22,311     766,523   133,734      22,029      6,040,749     521,812

--------
(1) No SARs have been granted to the BB&T Named Executives.

  The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives in 1997.

                  BB&T OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                           POTENTIAL
                                                                      REALIZABLE VALUE AT
                                                                        ASSUMED ANNUAL
                                                                     RATES OF STOCK PRICE
                                                                         APPRECIATION
                                      INDIVIDUAL GRANTS                 FOR OPTION TERM
                         ------------------------------------------- ---------------------
                          NUMBER OF     % OF
                         SECURITIES    TOTAL
                           UNDER-     OPTIONS
                            LYING    GRANTED TO
                           OPTIONS   EMPLOYEES  EXERCISE
                         GRANTED (2) IN FISCAL   OR BASE  EXPIRATION
          NAME            (SHARES)      YEAR    PRICE (3)    DATE       5%         10%
          ----           ----------- ---------- --------- ---------- --------- -----------
John A. Allison IV......   33,115       4.44%    $40.375   2/24/07   $ 840,844 $ 2,130,863
W. Kendall Chalk........   12,384       1.66      40.375   2/24/07     314,450     796,878
Robert E. Greene........   12,503       1.68      40.375   2/24/07     317,471     804,535
Kelly S. King...........   15,182       2.03      40.375   2/24/07     385,496     976,921
Morris D. Marley........   11,610       1.56      40.375   2/24/07     294,797     747,073
Scott E. Reed...........   12,205       1.64      40.375   2/24/07     309,905     785,359
Henry G. Williamson,
 Jr.....................   22,029       2.95      40.375   2/24/07     559,352   1,417,508

--------
(1) No SARs were granted in 1997.
(2) All options were granted February 24, 1997, are exercisable pro rata over three years and thereafter up to ten years from the date of grant.
(3) Exercise price is equal to market price of BB&T Common Stock on date of grant.

  The following table provides information concerning LTIP awards during 1997 to the BB&T Named Executives:

           LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR (1)

                                          PERFORMANCE
                            NUMBER OF      OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER
                          SHARES, UNITS  PERIOD UNTIL   NON-STOCK PRICE BASED PLANS
                            OR OTHER     MATURATION OR --------------------------------
          NAME           RIGHTS (SHARES)    PAYOUT     THRESHOLD   TARGET     MAXIMUM
          ----           --------------- ------------- --------------------- ----------
John A. Allison IV......      6,348        1997-1999    $  64,075 $  256,301 $  512,602
W. Kendall Chalk........      1,685        1997-1999       17,008     68,032    136,064
Robert E. Greene........      1,689        1997-1999       17,048     68,193    136,386
Kelly S. King...........      2,323        1997-1999       23,448     93,791    187,582
Morris D. Marley........      1,561        1997-1999       15,756     63,025    126,050
Scott E. Reed...........      1,662        1997-1999       16,776     67,103    134,206
Henry G. Williamson
 Jr. ...................      3,247        1997-1999       32,774    131,098    262,196

--------
(1) For a description of the 1997-1999 LTIP Performance Unit Plan, see "Compensation Committee Report on Executive Compensation." The performance criteria is return on equity with a threshold of 12%, a target of 15% and a maximum of 18%. The award is payable in cash or shares of BB&T Common Stock at the option of the Compensation Committee.

RETIREMENT PLANS

  BB&T Retirement Plan. BB&T has a tax-qualified defined benefit retirement plan, the BB&T Corporation Pension Plan (the "Retirement Plan"), for eligible employees. All employees of BB&T and certain subsidiaries who have attained age 21 are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant's average compensation, plus .5% of the participant's average compensation in excess of social security covered compensation times the number of years of service completed with BB&T and certain subsidiaries up to a maximum of 35 years. A participant's average compensation is his average annual compensation including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. Such annual compensation generally approximates amounts set forth under the "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table above.

  The following table shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon social security amounts or other amounts. As of December 31, 1997, for purposes of computing benefits under the Retirement Plan, age and years of service of the BB&T Named Executives are as follows: age 49 and 27 years for Mr. Allison; age 52 and 23 years for Mr. Chalk; age 48 and 25 years for Mr. Greene; age 49 and 26 years for Mr. King; age 47 and 26 years for Mr. Marley; age 49 and 26 years for Mr. Reed; and age 50 and 26 years for Mr. Williamson.

                               BB&T CORPORATION
                     ESTIMATED ANNUAL RETIREMENT BENEFITS
                      BASED ON YEARS OF CREDITED SERVICE

AVERAGE COMPENSATION FOR 5 CONSECUTIVE
YEARS OF HIGHEST COMPENSATION           10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
--------------------------------------  -------- -------- -------- -------- -------- --------
$  300,000..............                $ 43,444 $ 65,165 $ 86,887 $108,609 $130,331 $152,053
   350,000..............                  50,944   76,415  101,887  127,359  152,831  178,303
   400,000..............                  58,444   87,665  116,887  146,109  175,331  204,553
   450,000..............                  65,944   98,915  131,887  164,859  197,831  230,803
   500,000..............                  73,444  110,165  146,887  183,609  220,331  257,053
   550,000..............                  80,944  121,415  161,887  202,359  242,831  283,303
   600,000..............                  88,444  132,665  176,887  221,109  265,331  309,553
   650,000..............                  95,944  143,915  191,887  239,859  287,831  335,803
   700,000..............                 103,444  155,165  206,887  258,609  310,331  362,053
   750,000..............                 110,944  166,415  221,887  277,359  332,831  388,303
   800,000..............                 118,444  177,665  236,887  296,109  355,331  414,553
   850,000..............                 125,944  188,915  251,887  314,859  377,831  440,803
   900,000..............                 133,444  200,165  266,887  333,609  400,331  467,053
 1,000,000..............                 148,444  222,665  296,887  371,109  445,331  519,553
 1,100,000..............                 163,444  245,165  326,887  408,609  490,331  572,053
 1,200,000..............                 178,444  267,665  356,887  446,109  535,331  624,553
 1,300,000..............                 193,444  290,165  386,887  483,609  580,331  677,053

--------
(1) The amounts shown exceed statutory benefit limits and compensation caps under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under BB&T's Non-Qualified Defined Benefit Plan.

  Supplemental Executive Retirement Plan. BB&T maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the "SERP"), which became effective January 1, 1989. The SERP covers certain management employees of BB&T and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (a) the difference between 55% of "final average monthly earnings," less the participant's projected monthly benefits under the Retirement Plan and 50% of the participant's projected monthly "Social Security benefit," as defined in the SERP; or (b) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant's actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants, and a 10 year certain and life annuity for unmarried participants and are reduced in the event payment commences prior to age 65. If the participant dies either while employed by BB&T or a participating subsidiary, or under a "disability," as defined in the SERP, and before attaining age 65, his surviving spouse, or if there is none, his designated beneficiary, receives a monthly benefit for 180 months equal to 20% of the participant's "final average earnings." If the participant dies while employed by BB&T or a participating subsidiary and after attaining age 65, his surviving spouse, if any, receives the SERP retirement benefits which would have been paid had the participant retired the day before he died. "Final average earnings" are the participant's average monthly earnings, including amounts deferred under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, for the 60 highest months out of his or her last 120 months of employment by BB&T or a participating subsidiary, as the case may be.

  Upon a "change in control" of BB&T as defined in the SERP, participants' SERP benefits become fully accrued and cannot be reduced by amendment or termination. Such a change of control occurred in February 1995 upon the consummation of the BB&T Merger. Under the SERP, participants have no interest in any particular assets of BB&T or its subsidiaries and their right to benefits is no greater than that of a general unsecured creditor.

  Estimated annual benefits generally payable under the SERP upon retirement at age 65 (without taking into account offsets based upon Social Security benefits and Retirement Plan benefits) range from $55,000 (based on final average annual earnings of $100,000) to $178,750 (based on final average annual earnings of $325,000). Messrs. Greene and Marley are the only BB&T Named Executives who participate in the SERP.

  Other Employee Benefit Plans--BB&T maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan which provides deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan is also intended to provide participants in BB&T's executive incentive compensation plans with an effective means of electing to defer on a pre-tax basis a portion of the payments they are entitled to receive under such plans.

  BB&T also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

 Executive Officer Employment Agreements

  In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers (15 BB&T Financial officers and 12 officers of SNC (prior to the BB&T Merger) (collectively, the "Officers")), including Messrs. Allison, Chalk, Greene, King, Marley, Reed, and Williamson (collectively, "Executive Management"), who are currently serving as Executive Officers of BB&T.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. The term of any Employment Agreement may not be extended beyond the month in which the officer reaches age 65, however. The Employment Agreements provide that the Officers are guaranteed minimum annual salaries equal to their current annualized base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Officer will be entitled to receive, on the same basis as other officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar indirect compensation that BB&T may from time to time extend to its officers.

  The Employment Agreements also provide that under various circumstances an Officer may continue to receive compensation and health insurance from BB&T after the Officer's voluntary termination of employment or after being terminated by BB&T other than for cause. At any time after the first anniversary, and until the sixth anniversary of the BB&T Merger, the Officer voluntarily may terminate his or her employment with BB&T and continue to receive 60% of the Officer's highest annual cash compensation during any one of the five years preceding termination (such highest annual cash compensation being referred to herein as the "Termination Compensation") and health insurance provided by BB&T until the sixth anniversary of the BB&T Merger, subject to compliance with non-competition provisions of the Employment Agreements, described below. In the event the Officer's employment is terminated by BB&T other than for "just cause" (as defined in the Employment Agreements), the Officer will be entitled to receive the Termination Compensation and health insurance for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Officer is terminated by BB&T other than for just cause, BB&T will use its best efforts to accelerate vesting of any unvested benefits to which the Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Employment Agreements also provide that if there is a "Change of Control" (as hereinafter defined) of BB&T or certain of its affiliates, the Officer will be entitled to: (a) terminate his Employment Agreement voluntarily for "good reason" (generally defined in the Employment Agreements to include a reduction in the Officer's status, responsibilities and duties or salary following the Change of Control); and (b) receive, in a lump sum, an amount equal to 2.99 times the Termination Compensation. In the event the Officer is terminated by BB&T for other than just cause or the Officer terminates his employment for good reason after a Change of Control, the Officer would also be entitled to accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (a) any person or group acquires 20% or more of the voting securities of BB&T or specified affiliates; (b) during any two-year period persons who were directors of BB&T at the beginning of the two-year period cease to constitute at least two-thirds of the BB&T Board; (c) the shareholders of BB&T approve any merger or consolidation of BB&T with another company that would result in less than 80% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of BB&T immediately prior to the merger or consolidation; (d) the shareholders of BB&T approve a plan of complete liquidation or an agreement for the sale of substantially all of BB&T's assets; or (e) any other event occurs that the BB&T Board determines should constitute a Change of Control.

  BB&T also has the right under the Employment Agreements to terminate the Officer's employment at any time for just cause. If BB&T terminates an Officer's employment for just cause, such Officer will have no right to receive compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of BB&T, the Officer may not engage directly or indirectly in the banking, financial services or any other business in which BB&T is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Officer solicit or assist in the solicitation of any depositors or customers of BB&T or any of BB&T's affiliates or induce any employees to terminate their employment with BB&T or its affiliates. This non-competition provision will be effective: (a) if the Officer voluntarily terminates his employment prior to the first anniversary of the BB&T Merger, until the later of the first anniversary of the BB&T Merger or the first anniversary of the Officer's termination; (b) if after the first anniversary of the BB&T Merger the Officer voluntarily terminates his employment, for such period of time during which the Officer elects to receive 60% of the Termination Compensation; or (c) if the Officer is terminated other than for just cause, until the earlier of the first anniversary of the Officer's termination or the date as of which the Officer elects to forego receiving the Termination Compensation.

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the BB&T Board and Chief Executive Officer of BB&T for the term of such Employment Agreement.

 Employment Contract Amendments

  During 1995, the Compensation Committee employed KPMG Peat Marwick LLP to make recommendations concerning BB&T's overall compensation plans, including a review of the foregoing employment contracts (see "--Compensation Committee Report on Executive Compensation"). The review of the employment contracts by KPMG Peat Marwick LLP was undertaken primarily in recognition of the contracts having been negotiated in connection with the negotiations surrounding the BB&T Merger, and without the advice of compensation consultants. KPMG Peat Marwick LLP recommended and the Compensation Committee approved amendments to the employee contracts which (a) fix the minimum salary for the contracts as the annualized August 1994 salary; (b) increase from 20% to 40% as the threshold for acquisition of voting securities of BB&T after a merger or consolidation as a triggering event for change-of-control provisions; (c) provide up to $20,000 for outplacement services in the event of termination of employment for certain specified reasons; (d) specify which employee benefits will be received upon certain conditions of termination; and (e) specify that in the event payments under the contract exceed limits established by Section 280(g) of the Code, relating to parachute payments, contract holders would be entitled to select the benefits to be received in order to reduce total benefits to the prescribed statutory limit.

  The Compensation Committee and KPMG Peat Marwick LLP believe that the foregoing amendments more clearly reflect the intent of the parties at the time the contracts were negotiated and provide benefits more comparable to industry standards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During 1997, the Compensation Committee administered the various incentive plans of BB&T and fixed the salary for the Chief Executive Officer. BB&T's incentive plans were established in 1995 based upon a study conducted by KPMG Peat Marwick ("Peat Marwick"). The Peat Marwick study was conducted in order to establish a compensation philosophy and practices for BB&T. At the conclusion of the study, Peat Marwick made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of senior officers of BB&T. The recommendations of Peat Marwick were implemented in 1995 through appropriate Compensation Committee, Board of Director or Shareholder action and have continued to serve as the basis of BB&T's Compensation philosophy.

  Compensation Philosophy--As a result of the Peat Marwick study, the Compensation Committee has adopted a compensation philosophy and guiding principles for BB&T which consists of the following:

    1. Compensation and reward system should be a management tool to achieve business results;

    2. Competitive total compensation opportunities should be provided based on external competitive performance;

    3. Total compensation should be aligned with relative internal performance; and

    4. A commitment should be made to an annual review of a set of guiding principles for BB&T's total compensation program.

  The Compensation Committee approved Peat Marwick's recommendation that compensation for Executive Management should be positioned to emphasize variable pay based on performance with base salary below median and cash incentives above median to result in a total cash compensation at market median. To achieve this goal, compensation opportunities are compared to a peer group of publicly-traded bank holding companies with assets between approximately $18 billion and $32 billion, which is the peer group ("New Peer Group") in the Performance Graph set forth below. In addition, Peat Marwick recommended that stock options be used as a core for three-year performance incentives and that a large portion of total compensation should be "at risk".

  BB&T has established incentive compensation programs for Executive Management, which consists of an annual cash incentive, stock options, three-year performance-based incentives, and normal employee benefits. These plans emphasize variable compensation for Executive Management which is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities for Executive Management and performance criteria to be utilized in the annual incentive plan and the long-term incentive plan.

  BB&T's compensation philosophy and policies are intended to comply with
Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1 million that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T's compensation programs, the Compensation Committee has intended to comply with the requirements of
Section 162(m), although the Committee intends to retain the flexibility to pay compensation that is not eligible for favorable treatment under such section if the Committee determines that it is in the best interest of the Corporation to do so.

COMPENSATION PLANS

  Annual Executive Incentive Plan--In 1995, based on the Peat Marwick study, the Compensation Committee established the BB&T Short-Term Incentive Plan ("Bonus Plan"), which covers Executive Management and other senior officers selected by the Compensation Committee. Because of the impact of Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 Annual Shareholders Meeting and was approved. The Compensation Committee determined that it was appropriate to establish a plan for the year 1997, which would be a continuation of the plan established in 1996.

  The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily on the attainment of such business criteria as: process improvement, sales, loan growth, deposit growth and expense management. The Compensation Committee may, from time to time, select other performance measures. The size of the cash awards will be determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the Compensation Committee. For 1997, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 60% of base salary and for other members of Executive Management at 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant's achievement of the performance goals and can range from 25% to 200% of the participant's targeted incentive awards. For the Chief Executive Officer and Executive Management, the Compensation Committee established corporate performance goals based on earnings per share and return on assets, with specific goals established by budgeted earnings, industry standards and other similar factors. In 1997, BB&T achieved the performance levels specified by the Compensation Committee, such as would permit the Chief Executive Officer and Executive Management to receive an award of 153% of their target incentive awards and that amount is shown in the "Bonus" column of the Summary Compensation Table for the BB&T Named Executives.

  Stock Incentive Plan--The Corporation's shareholders have previously approved the 1995 Omnibus Stock Incentive Plan, as amended and restated ("Stock Plan"). Peat Marwick recommended that this plan be maintained and, at the 1996 Annual Meeting of Shareholders, additional shares were reserved for use under this plan. The Stock Plan is administered by the Compensation Committee in order to benefit BB&T by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of BB&T and associating the interest of employees with those of BB&T. The Compensation Committee selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights, restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of common stock of BB&T at the option price, which is fixed by the Compensation Committee at the time the option is granted, but cannot be less that 100% of the shares' fair market value on the date of grant in the case of incentive stock options and not less than 85% of the shares' fair market value on the date of grant in the case of non-qualified stock options.

  Peat Marwick recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized. The Committee has followed this recommendation. The Compensation Committee considers the grant of stock options in February of each year and in February 1997, made grants for 785,828 shares to 356 officers. The awards to the BB&T Named Executives are shown in the Summary Compensation Table.

  Three-Year Long-Term Incentive Plan--Based on Peat Marwick's recommendation, the Compensation Committee has determined that Executive Management should be included in a Long-Term Incentive Plan

("LTIP"), and further recommended that a performance unit plan be utilized for this purpose. In order to permit awards under the LTIP to be made in either cash or stock, at the option of the Compensation Committee, certain amendments to the Stock Plan were proposed to and approved by shareholders. Performance units are performance-based awards payable, in the Compensation Committee's discretion, in shares of BB&T's Common Stock, cash or a combination of Common Stock and cash. At the date of grant, the Compensation Committee will establish for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target will be based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each of the valuation periods (generally, a calendar year, following the date of the award). The Compensation Committee will establish the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of BB&T's common stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 1997, the Compensation Committee established the 1997--1999 performance unit LTIP and provided that the performance criteria be return on equity. The Compensation Committee approved a target payout for the Chief Executive Officer of 40% of average base salary, and for the remainder of Executive Management, 30% of average base salary. The Compensation Committee established a return on equity goal of 15% for the three-year period of the LTIP, with a maximum goal of 18%.

  Annual Base Salary--The Compensation Committee reviewed the salary range system previously recommended by Peat Marwick and previously adopted by the Committee for all employees' base salaries. The Committee reviewed pay grades and salary ranges previously recommended by Peat Marwick and concluded that the grades and ranges were appropriate, and that the previously adopted policy of the Committee of having all employees at the appropriate point within their salary range in 1997 was appropriate. Based on this review, together with a review of the Corporation's performance as compared to its new peer group, the Committee established the base salary of the CEO for 1997 as shown in the Summary Compensation Table.

  Employee Benefit Plans--The Compensation Committee reviewed the various employee benefit plans maintained by the Corporation which constitute a portion of the total compensation package available to Executive Management and all employees of BB&T. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to six percent of their compensation with the Corporation matching their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; and a health care plan which provides medical and dental coverage for all employees. The Compensation Committee concluded that these plans, which were established based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no modification of such plans was necessary in 1997.

  Chief Executive Officer's 1997 Compensation--The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of Executive Management. In establishing the base salary, incentive and stock awards of the Chief Executive Officer for 1997, the Committee considered BB&T's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the general accomplishments of the incumbent Chief Executive Officer. These factors were considered in relation to BB&T's financial results for 1997 and in comparison with the performance of peer organizations. The Chief Executive Officer's base salary was based upon the pay grades and salary ranges previously recommended by Peat Marwick and was consistent with the previously adopted policy of the Compensation Committee of having key employees, including the Chief Executive Officer, at the appropriate point within their salary range in 1997. Based on this review and the position in his salary range, the Chief Executive Officer's base salary for 1997 was established at the amount shown in the Summary Compensation Table. The Chief Executive Officer's 1997 incentive compensation and stock awards were based on the same considerations, as discussed above, as for other member of Executive Management.

CONCLUSION

  The Compensation Committee believes that all components of its total compensation program, both for Executive Management and all employees, is consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and peer group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees for the foreseeable future. The directors who constitute the Compensation Committee are:

               James H. Maynard, Chairman         Nido R. Qubein
               A.J. Dooley, Sr.                   Jack E. Shaw
               Dr. L. Vincent Hackley             Harold B. Wells
               Albert O. McCauley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Nido R. Qubein, a Director of BB&T and a member of the Compensation Committee in 1997, is owner of Creative Services, Inc., an international management consulting firm. BB&T-NC has entered into a consulting services contract with Creative Services, Inc. under which Creative Services, Inc. is advising management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $404,662 under this contract in 1997. Management believes this contract is on terms as favorable as could have been obtained from others.

  A. J. Dooley, Sr., a Director of BB&T and a member of the Compensation Committee in 1997, is a member of Dooley, Dooley, Spencer & Parker, Attorneys-At-Law. The firm is under retainer to provide legal services to BB&T and its subsidiaries.

  Harold B. Wells, a Director of BB&T and member of the Compensation Committee in 1997, is the owner of Wells Chevrolet, Buick, Pontiac, Oldsmobile, GMC, Inc. During 1997, BB&T-N.C. purchased in the ordinary course of business $5.4 million in retail consumer credit contracts from that corporation. In addition, BB&T purchased in the ordinary course of business $1.7 million in such contracts from Toby Wells Pontiac-Buick-GMC, LLC, another affiliate of Mr. Wells.

  Messrs. Dooley, Qubein and Wells abstain from voting on matters relating to stock options and other stock-based incentive plans.

COMPENSATION OF DIRECTORS

 General

  Non-employee Directors of BB&T receive an annual retainer of $22,500 for their services as a Director. In addition, such Directors receive $1,500 for each regular BB&T Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the Director participates. Directors who are employees of BB&T do not receive fees for serving as a Director.

 Non-Employee Directors' Deferred Compensation and Stock Option Plan

  Effective January 1, 1997, the BB&T Board approved the adoption of the Non-Employee Directors Deferred Compensation and Stock Option Plan ("Directors Plan"). The Directors Plan combined into a single plan two previously established plans, the Stock Option Plan and the Directors Deferred Compensation Plan. The shareholders approved reserving an additional 500,000 shares of BB&T's Common Stock for use under the Directors Stock Option portion of the Directors Plan at the April 1997 Annual Shareholders Meeting.

  The Directors Deferred Compensation component of the Directors Plan permits non-employee directors to elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account. Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant's service (except for hardship withdrawals in limited circumstances). During 1997, no non-employee directors of BB&T participated in the Directors Deferred Compensation component of the Directors Plan.

  The Stock Option component of the Directors Plan permits non-employee directors to elect to defer, prior to the start of the year in which fees are earned, 0%, 50% or 100% of the directors' retainer fees, annual meeting fees, or both for the calendar year and apply that percentage toward the grant of options to purchase shares of BB&T Common Stock. Options are granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option price for options granted is equal to 75% of the average market value of BB&T Common Stock on the date of grant. "Average Market Value" is defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of 30 consecutive trading days prior to the date of grant. Options granted under the Directors Plan may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change of control of BB&T.

  During 1997, the 20 non-employee directors of BB&T who participated in the Stock Option portion of the Directors Plan were granted options to purchase a total of 54,929 shares of BB&T Common Stock at an exercise price of $31.88 per share on July 1, 1997, and were granted options to purchase a total of 11,392 shares of BB&T Common Stock at an exercise price of $45.21 per share on December 31, 1997. The value of all such options at December 31, 1997, was $64.06 per share.

 Consulting Agreement

  Messrs. Deal, Qubein and Dr. Janeway have executed Consulting Agreements with BB&T to provide consulting services for a period of 10 years following their retirement. They shall receive a sum equal to the annual retainer paid to BB&T's Directors in effect at the time they begin such service. The consultants have agreed not to serve as directors of, or advisers to, businesses which compete with BB&T during the time they serve as consultants to BB&T.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

 General

  A number of BB&T's Directors and officers and their associates are customers of BB&T's bank subsidiaries. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such officers and directors and their associates are current as to principal and interest. As of December 31, 1997, loans in excess of $60,000 to directors, executive officers and their interests totaled approximately $78.4 million, or approximately 3.5% of BB&T's consolidated shareholders' equity at such date.

 Agreement with Mr. Orr

  Pursuant to a Settlement and Non-Compete Agreement between L. Glenn Orr, Jr. and BB&T, effective following the BB&T Merger (the "Orr Settlement Agreement"), Mr. Orr resigned as an employee and officer of

BB&T and was retained as a consultant as of May 1, 1995. The Orr Settlement Agreement settled BB&T's obligations to Mr. Orr under his then existing employment agreement with BB&T and provides for BB&T to pay Mr. Orr an annual amount equal to the difference between $1,655,000 and the BB&T-provided portion of certain benefits payable to Mr. Orr under the following plans of BB&T: the Retirement Plan, the SERP, the BB&T 401(k) Savings Plan, the Non-Qualified Defined Contribution Plan, and the Non-Qualified Deferred Compensation Plan. The Orr Settlement Agreement also provides that Mr. Orr will serve as a consultant to BB&T for a period of five years following the BB&T Merger and will not engage directly or indirectly in the banking or financial services business anywhere in North Carolina or South Carolina (or in any other state in a county contiguous to North Carolina or South Carolina) or solicit any depositors or customers of BB&T or its subsidiaries or induce any employees of BB&T or its subsidiaries to terminate their employment with BB&T. BB&T also agreed to provide certain miscellaneous benefits to Mr. Orr, including the continuation for life of certain life and medical insurance policies, certain moving expenses and country club membership dues and the purchase of an automobile. The payments provided for under the Orr Settlement Agreement will be paid to Mr. Orr in equal monthly installments and will continue for the life of each of Mr. Orr and his current wife, but in no event for a period of less than fifteen years. To the extent that payments under the Orr Settlement Agreement cause a "parachute payment," as defined in Code section 280G(b)(2), BB&T will indemnify Mr. Orr and hold him harmless against all claims, expenses and excise taxes relating thereto. BB&T has established a rabbi trust to help assure the payment of BB&T's obligations to Mr. Orr under the Orr Settlement Agreement. BB&T has placed assets in the rabbi trust representing partial funding of BB&T's obligations to Mr. Orr under the Orr Settlement Agreement. In the event of a Change of Control (as defined in the Orr Settlement Agreement) of BB&T, BB&T may be obligated to contribute additional assets to the rabbi trust to provide full funding, on an actuarial basis, of BB&T's obligations to Mr. Orr under the Orr Settlement Agreement. The Orr Settlement Agreement also provides that BB&T will use its best efforts, subject to fiduciary duties, to reelect Mr. Orr to the BB&T Board until his 70th birthday.

 Agreement with Mr. Sasser

  In connection with the merger of UCB into BB&T, a Settlement and Non-competition Agreement between E. Rhone Sasser and BB&T (the "Sasser Settlement Agreement") was entered into effective July 1, 1997. The Sasser Settlement Agreement settled BB&T's obligations to Mr. Sasser under his then existing Employment Agreement with UCB and provides that Mr. Sasser will be prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states and soliciting any depositors or customers of BB&T or its subsidiaries or inducing any employees of BB&T or its subsidiaries to terminate their employment with BB&T for a period of ten years. The Sasser Settlement Agreement further provides that BB&T will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $623,000), reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan. The payments provided for under the Sasser Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life, if she survives him, in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $312,000), reduced by amounts payable to Mr. Sasser's wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. If Mr. Sasser dies to prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser will be entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under
Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Sasser on an after-tax basis for any excess tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that BB&T will use its best efforts, subject to fiduciary duties, to re-elect Mr. Sasser to the BB&T Board of Directors until his 70th birthday.

 Transactions with Affiliates of Mr. Player

  During 1997, BB&T paid Player, Inc., an affiliate of Richard L. Player, Jr., a Director of BB&T, the sum of $148,005 for renovation costs of three office locations of BB&T subsidiaries and paid Tri-Player Investments LLC (also an affiliate of Mr. Player) the sum of $50,723 as rent and related occupancy expenses for the Westwood Branch and main office buildings of BB&T-NC in Fayetteville. Management believes that the terms of the agreements with Mr. Player's affiliates were as favorable to BB&T as could have been obtained from a non-affiliated party.

 Transaction with Affiliate of Mr. Cleveland

  Alfred E. Cleveland, a Director of BB&T, is a member of the law firm of McCoy, Weaver, Wiggins, Cleveland and Raper. The firm was retained to provide legal services to BB&T and its subsidiaries during 1997.

  See "--Compensation Committee Interlocks and Insider Participation."

PERFORMANCE GRAPH

  Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and an Industry Peer Group Index of eleven bank holding companies. The graph assumes $100 invested on December 31, 1992 in BB&T Common Stock and in each of the indices. In 1997 the bank holding companies in the Industry Peer Group Index ("New Index") are AmSouth Bancorporation, Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, First of America Bank Corporation, Huntington Bancshares, Inc., Mercantile Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, U.S. Bancorp. Inc. The 1996 Industry Peer Group Index consisted of the following twelve bank holding companies: AmSouth Corporation, Boatman's Bancshares, Inc., Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, First Bank Systems, Inc., First of America Bank Corporation, Huntington Bancshares, Inc., National City Corporation, SouthTrust Corporation, Summit Bancorp, U.S. Bancorp. The graph depicts both peer groups. The New Peer Group which consists of bank holding companies with assets between approximately $18 billion and $32 billion more closely approximates BB&T's size than does the 1996 Peer Group. The Compensation Committee utilized the New Peer Group for comparison to BB&T to determine appropriate levels of compensation for the BB&T Named Executives in 1997.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG BB&T CORPORATION, THE S&P 500 INDEX, A NEW PEER GROUP AND AN OLD PEER
GROUP


                           [LINE GRAPH APPEARS HERE]


                                    LEGEND

DATE                   BB&T CORP.    NEW PEER GROUP   OLD PEER GROUP  S&P 500
----                   ---------     --------------   --------------  -------

12/31/92                 100              100            100           100
12/31/93                 104              108            108           110
12/31/94                 104              106            107           112
12/31/95                 148              161            161           153
12/31/96                 212              210            216           189
12/31/97                 385              364            365           252


* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

                        FISCAL YEAR ENDING DECEMBER 31.

       PROPOSAL 2--APPROVAL OF AMENDMENT TO BB&T CORPORATION ARTICLES OF
              INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

  The Board of Directors proposes that the shareholders approve an amendment to the BB&T Corporation Articles to increase the number of authorized shares of Common Stock from 300,000,000 shares to 500,000,000 shares. The amendment would delete the first sentence of Article IV of the BB&T Articles and substitute the following:

  "The Corporation shall have the authority to issue 500,000,000 shares of Common Stock, par value $5 each, and 5,000,000 shares of Preferred Stock, par value $5 each."

  On March 3, 1998, BB&T had 142,178,663 shares of Common Stock outstanding. On that date, an additional 15,413,561 shares of Common Stock were reserved for issuance pursuant to BB&T's stock option and other stock-based incentive plans and an additional 9,223,464 shares of BB&T Common Stock were reserved for issuance pursuant to pending or proposed acquisitions.

  The additional authorized shares of BB&T Common Stock would be available for future issuance by BB&T and would give BB&T flexibility in its corporate planning and in responding to future business developments, including possible financings and acquisition transactions, stock splits or dividends, issuances under BB&T's stock-based incentive plans and other general corporate purposes. The Directors of BB&T have authorized the issuance of Common Stock for such purposes in the past; however BB&T has no present plans to issue additional shares of BB&T Common Stock, except as noted above.

  Under some circumstances, issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Company more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.

  Authorized shares of Common Stock may be issued by the Board of Directors from time to time without further shareholder approval, except in situations where shareholder approval is required by state law or the rules of the New York Stock Exchange. Shareholders of BB&T have no preemptive right to acquire additional shares of Common Stock. The Board of Directors believes that an increase in the number of authorized shares is advisable to give BB&T additional flexibility. The proposed amendment to the BB&T Articles will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. Proxies which have been marked as abstentions or which have been designated by brokers as not voted will not be counted in determining the votes cast on this proposal.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES.

              PROPOSAL 3--RATIFICATION OF ARTHUR ANDERSEN LLP AS
                         INDEPENDENT AUDITORS FOR 1998

  The Audit Committee has reappointed the firm of Arthur Andersen LLP as independent auditors to examine the books of BB&T and subsidiaries for the year 1998, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. Arthur Andersen LLP has served as independent auditors for BB&T continuously since 1966. Representatives of Arthur Andersen LLP are expected to be represent at the BB&T Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as BB&T's independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS BB&T'S INDEPENDENT AUDITORS FOR 1998.

PROPOSALS FOR 1999 ANNUAL MEETING

  Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 annual meeting of shareholders must present such proposal to BB&T at its principal office in Winston-Salem, North Carolina by November 16, 1998 for the proposal to be considered for inclusion in BB&T's proxy statement.

  In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in BB&T's proxy statement, the BB&T Bylaws provide that the shareholder must give timely notice in writing to the Secretary of BB&T at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (a) a brief description of the business desired to be brought before the annual meeting, (b) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and
(c) any material interest of the shareholder in such business.

OTHER BUSINESS

  The BB&T Board knows of no other matter to come before the BB&T Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ John A. Allison IV

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

Dated: March 16, 1998

--------------------------------------------------------------------------------

PROXY                                                                     PROXY

                               BB&T CORPORATION
                         ANNUAL MEETING APRIL 28, 1998

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OFBB&T CORPORATION

  The undersigned shareholder of BB&T Corporation, a North Carolina corporation ("BB&T"), appoints John A. Allison IV and Jerone C. Herring, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T which the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Norfolk Waterside Marriott Hotel, 235 East Main Street, Norfolk, Virginia on April 28, 1998, at 11:00 a.m., local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

  THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS ON THE REVERSE SIDE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
RECOMMENDATIONS OF MANAGEMENT.

                          (Continued on reverse side)
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